Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-126811 December 15, 2006

iPathSM MSCI India IndexSM ETN

Exposure to the Index / Not Principal Protected

At Maturity, you will receive a return equal to the performance of the MSCI India Total Return IndexSM, over the period less the Investor Fee (and Redemption Charge if you elect to submit your Securities for early redemption). A more detailed description is available in the Prospectus. The Securities are not principal protected. Your investment in the Securities could decrease in value.

You may obtain a copy of the preliminary pricing supplement (dated November 22, 2006), and accompanying prospectus (dated September 21, 2005), and prospectus supplement (dated November 1, 2006) at: http://www.sec.gov/Archives/edgar/data/312070/000093041306007604/c43837_424b2.htm.

Issuer	Barclays Bank PLC

Issuer Rating	AA by S&P and Aa1 by Moody’s

Initial Issue Size	$500,000,000

Number of Securities	Ten million

Principal Amount per Security	$50

Inception Date (or Pricing Date)	December 19, 2006

Listing Date	December 20, 2006

Issue/Settlement Date	December 22, 2006

Final Valuation Date	December 11, 2036

Maturity Date	December 18, 2036

Listing	We intend to apply to list the Securities on the New York Stock Exchange under the symbol “INP”.

Index	The MSCI India Total Return IndexSM as reported on Bloomberg under the ticker symbol “NDEUSIA”.

Early Redemption Provision	Subject to notification requirements, you will have the right to redeem a minimum of 50,000 Securities on any Redemption Date for an amount of cash equal to the principal amount of your Securities times the Index Factor on the applicable Valuation Date minus the Investor Fee on the applicable Valuation Date, less the redemption charge.

Valuation Dates	Every Thursday from December 28, 2006 to December 11, 2036 inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.

Redemption Dates	The third business day after each Valuation Date (other than the Final Valuation Date).

Payment at Maturity	At Maturity, you will receive a cash payment equal to the principal amount of your Securities times the Index Factor on the Final Valuation Date minus the Investor Fee on the Final Valuation Date.

Index Factor	The Index Factor on any given day will be equal to the closing value of the Index on that day divided by the Initial Index Level.

Initial Index Level	The closing value of the Index on the Inception Date (or Pricing Date).

Investor Fee	The Investor Fee is equal to 0.89% per year times the principal amount of your Securities times the Index Factor, calculated on a daily basis in the following manner: The Investor Fee on the Inception Date (or Pricing Date) will equal zero. On each subsequent calendar day until maturity or early redemption, the Investor Fee will increase by an amount equal to 0.89% times the principal amount of your Securities times the Index Factor on that day divided by 365.

Redemption Charge	The Redemption Charge is a one-time charge imposed upon early redemption and is equal to 0.00125 times the weekly redemption value. The Redemption Charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the Securities. The proceeds we receive from the redemption charge may be more or less than such costs.

Trading Day	A day on which the value of the Index is published and trading is generally conducted on the NYSE and the National Stock Exchange of India, as determined by the calculation agent in its sole discretion.

Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

Cusip Number	06739F291

ISIN	US06739F2911

Periodic Interest	None

Business Days	London and New York

Business Day Convention	Modified Following

Calculation Agent	Barclays Bank PLC

Patent Pending

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated November 1, 2006, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor - Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Bank PLC and its affiliates, including Barclays Global Investors, N.A., and its affiliates, and Barclays Capital Inc., and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

Barclays Capital - the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. ("MSCI"). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.